Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of ZERSPO

We consent to the inclusion in Pre-Effective Amendment No. 1 to the Form F-1 Registration Statement of Zerospo (the “Company”) our report dated April 28, 2023, relating to our audit of the consolidated balance sheets as of October 31, 2022 and 2021, and statements of operations and comprehensive income, shareholders’ equity and cash flows for the years ended October 31, 2022 and 2021.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BF Borgers CPA, PC

BF Borgers CPA, PC

Certified Public Accountants
Lakewood, CO
May 24, 2023